Exhibit  99.1--Press Release dated September 17, 1997

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NEW ENGLAND COMMUNITY BANCORP, INC.
COMMUNITY SAVINGS BANK


For more information contact:

New England Community Bancorp, Inc.          Community Savings Bank
David A. Lentini                             Giacomo L. Acquarulo
President & Chief Executive Officer          President & Chief Executive Officer
860-683-4601                                 860-589-3200

Anson C. Hall                                Morris Eisenberg
Chief Financial Officer                      Vice President & Treasurer
860-683-4610                                 860-589-3200

For Immediate Release

                          NEW ENGLAND COMMUNITY BANCORP
                                   TO ACQUIRE
                        COMMUNITY SAVINGS BANK OF BRISTOL


WINDSOR, CT, September 17, 1997. New England Community Bancorp, Inc. (NASDAQ:NECB) and Community Savings Bank ("CSB") of Bristol, Connecticut, announced today the signing of a definitive agreement under which CSB would become the third banking subsidiary in the growing family of New England Community Bancorp's Banks. NECB would acquire all of the outstanding Common Stock of CSB in an all cash transaction. NECB is the bank holding company for New England Bank & Trust Company ("New England Bank") and The Equity Bank ("Equity Bank"). CSB will continue to serve the City of Bristol, Connecticut, and its surrounding towns.

Under the terms of the agreement, CSB shareholders will receive $5.30 in cash for each share of CSB Common Stock they own. Management placed the value of the transaction at approximately $5 million. The purchase price is approximately 111% of CSB's June 30, 1997 book value and 13.9 times CSB's 12-month trailing earnings per share. NECB expects the acquisition to be accretive to earnings in 1998. The transaction is subject to approval by CSB shareholders and various regulatory agencies. It is anticipated that the transaction will close late in the fourth quarter of 1997 and will be accounted for as a purchase.

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David A. Lentini,  NECB's  President  and Chief  Executive  Officer,  said "I am pleased that the directors of CSB have placed their confidence in NECB. Both Boards of Directors are committed to preserving Connecticut-based community
banking.   We  feel  strongly  that  each  organization  brings  value  to  this transaction. NECB will provide its significant capital strength and technical know-how, while CSB will continue to provide its customers with the same personal service and local decision making."

At June 30 1997, CSB reported total assets of $71 million and total deposits of $66 million. CSB has two banking offices including its headquarters on North Main Street in Bristol. CSB operates as a Connecticut-chartered savings bank. While it continues to serve the needs of its retail customers from Bristol and the neighboring towns, in recent years, it had begun to successfully serve a growing list of commercial customers as well. This pattern of serving the total community fits well with the profile of NECB's other two Banks--Windsor-based New England Bank and Equity Bank of Wethersfield.

CSB President Jack Acquarulo commented, "We look forward to joining forces with NECB at this time. We have followed their growth and are pleased with their approach to community banking. We believe this affiliation is the best way to continue providing our customers with the services and products they expect. The Board of Directors arrived at the unanimous decision in favor of the merger with NECB. NECB is a quality institution, committed to COMMUNITY BANKING in Connecticut."

NECB, which completed its acquisition of the First Bank of West Hartford on August 7, 1997 has combined total assets of $521 million. With total equity in excess of $50 million, its equity to asset ratio is 9.66%.


                               SUMMARY DATA TABLE
                       Information is as of June 30, 1997

(IN THOUSANDS EXCEPT FOR PER SHARE DATA)
                                          NECB*               CSB
                                     --------------      -------------
Total Assets                            $521,277            $71,176
Total Loans                             $344,304            $55,155
Allowance for Loan Losses                 $6,703             $1,051
Total Deposits                          $450,743            $65,927
Total Equity                             $51,572             $4,302

Shares Outstanding                         4,628                889
Book Value Per Share                      $11.14              $4.84
Equity/Assets                              9.90%              6.04%

*Data for NECB includes First Bank of West Hartford which was acquired on August 7, 1997.

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